355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax:
+1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
January 10, 2014	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Kennedy-Wilson, Inc.	Los Angeles	Tokyo
9701 Wilshire Blvd., Suite 700	Madrid	Washington, D.C.
Beverly Hills, CA 90212	Milan

Re: Kennedy-Wilson Holdings, Inc.: Sale of 9,200,000 shares of Common Stock

Ladies and Gentlemen:
We have acted as special counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 9,200,000 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company. The offer and sale of the Shares are registered, under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 under the Act, filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2013 (Registration No. 333-192059) (as so filed, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus or prospectus supplement, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the prospectus supplement of the Company filed with the Commission on January 8, 2014 (the “Prospectus Supplement”), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP